Exhibit 99.1

Company Contact:	Investor Inquiries:
Jennifer Carberry, Director of Marketing	Johnnie D. Johnson
Competitive Technologies, Inc.	Strategic IR, Inc.
Tel: 203-255-6044	Tel: 212-754-6565
Email: jcarberry@competitivetech.net	Email: jdjohnson@strategic-ir.com
Web: www.competitivetech.net

COMPETITIVE TECHNOLOGIES ANNOUNCES FUJITSU PREVAILS ON APPEAL

Fairfield, CT (June 19, 2006) - Competitive Technologies, Inc. (AMEX: CTT) today announced that the United States Court of Appeals for the Federal Circuit ruled in favor of Fujitsu and against Competitive Technologies, Inc. and the Board of Trustees of the University of Illinois in a patent infringement case involving plasma display technology. The matter originated in 2000 when CTT and the University of Illinois filed a case against Fujitsu in the US International Trade Commission and the Central District Court of Illinois alleging patent infringement and unpaid royalties, with respect to patents owned by the University. CTT is currently evaluating the decision and its possible ramifications.

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider, focused on bringing the intellectual property assets of its clients to the marketplace. CTT specializes in identifying, developing and commercializing innovative technologies in a variety of areas, including life and physical sciences, electronics, and nanotechnologies. Through its global distribution platform, CTT maximizes the value of its clients’ intellectual property assets. For more information, please visit: www.competitivetech.net.

Statements about our future expectations, including development and regulatory plans, and all other statements in this press release, other than historical facts, are “forward-looking statements” within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. If and when used herein, the words “may,” “will,” “should,” “anticipate,” “believe,” “intend,” “plan,” “expect,” “estimate,” “approximate,” and similar expressions, as they relate to us or our business or management, are intended to identify such forward-looking statements. These statements involve risks and uncertainties related to market acceptance of and competition for our licensed technologies, growth strategies, operating performance, industry trends, and other risks and uncertainties inherent in our business, including those set forth in Item 7 under the caption “Risk Factors,” in our most recent Annual Report on Form 10-K for the year ended July 31, 2005, filed with the Securities and Exchange Commission (“SEC”) on October 13, 2005, and other factors that may be described in our other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.